Exhibit 99.1

GrafTech Reports Fourth Quarter and Year Ended 2011 Results

PARMA, Ohio--(BUSINESS WIRE)--February 23, 2012--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2011.

2011 Full Year Review

  Net sales increased 31 percent to $1,320 million versus 2010 net sales of $1,007 million.
  2011 EBITDA* was $247 million, up 23 percent year-over-year. This includes a $22 million non-cash pension related charge; 2010 included a similar charge for $7 million. Excluding this charge for both years, EBITDA* was $269 million in 2011, up 30 percent from 2010.
  Operating income was $166 million versus $158 million for 2010. Excluding the pension related charges for both years, operating income was $188 million in 2011 versus $165 million in 2010*.
  Net income was $153 million, or $1.05 earnings per diluted share. This includes a $26 million income tax benefit from the release of a valuation allowance in the fourth quarter. 2010 also included a similar tax benefit of $33 million. Excluding the tax benefit and the pension related charges, 2011 net income was $141 million, or $0.96 earnings per diluted share, versus $148 million in 2010*.
  Net cash provided by operating activities was $77 million versus $145 million in 2010.
  GrafTech successfully completed the refinancing of its principal revolving credit facility. The new five-year $570 million revolver represents a $310 million increase over the prior facility and extends the maturity date to October 2016.
  Net debt* at year end 2011 was $419 million compared to $288 million in 2010. This increase is primarily attributed to an increase in capital expenditures, working capital needs to support the 31 percent increase in sales, the fourth quarter repurchase of two million shares of GrafTech’s common stock which concluded a previously announced program, and acquisitions.
  In December 2011, the Board of Directors approved a new GrafTech share repurchase program for up to ten million shares of its common stock.
  Moody’s upgraded GrafTech’s corporate rating to Ba1 and rated the $570 million senior secured revolving credit facility investment grade, Baa3.
  GrafTech successfully completed the acquisitions of Micron Research and Fiber Materials, Inc. (FMI). These acquisitions strengthen the Engineered Solutions business segment positioning GrafTech for further penetration into the markets requiring super-fine grain graphite and highly engineered advanced carbon composites.

2011 Fourth Quarter Highlights

  Net sales increased 24 percent to $348 million compared to net sales of $281 million in the fourth quarter of 2010.
  EBITDA* improved to $52 million, up 20 percent versus same quarter last year. This includes a $22 million non-cash pension related charge; 2010 included a similar charge for $7 million. Excluding this charge for the fourth quarter of both years, EBITDA* was $75 million for the fourth quarter in 2011, up 47 percent versus the same time period in 2010.
  Operating income was $31 million for the fourth quarter versus $30 million for the same period in 2010. Excluding the pension related charges for the fourth quarter of both years, operating income was $54 million in 2011 versus $38 million in 2010*.
  Net income was $57 million, or $0.39 earnings per diluted share. This includes a $26 million income tax benefit from the release of a valuation allowance. 2010 also included a similar income tax benefit of $33 million. Excluding this item and the pension related charges, fourth quarter 2011 net income was $45 million, or $0.31 per diluted share compared to fourth quarter 2010 net income of $46 million, or $0.36 per diluted share*.

Acquisition Updates

Over the past two years, GrafTech has closed on four acquisitions that enhance both our Industrial Materials and Engineered Solutions business segments furthering our strategic goals of continued and sustainable growth. Both Seadrift and St. Marys integrations are complete with both businesses contributing approximately $91 million of EBITDA in 2011. The integration of our latest two acquisitions, Micron Research and FMI, are on track to be completed in 2012.

Industrial Materials Segment

The Industrial Materials segment’s net sales for the fourth quarter of 2011 were $297 million, as compared to $234 million in the fourth quarter of 2010. Net sales in the quarter increased primarily as a result of higher graphite electrode and needle coke sales volume.

Operating income for the Industrial Materials segment was $49 million in the fourth quarter of 2011 as compared to $31 million in the fourth quarter of 2010 excluding pension related charges*.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $51 million in the fourth quarter of 2011 as compared to $47 million in the fourth quarter of 2010. Operating income was $4 million in the fourth quarter of 2011 as compared to $6 million in the fourth quarter of 2010 excluding the pension related charges*. The decrease in operating income was primarily due to a decline in the solar market demand and the economic slowdown in Europe.

Corporate

Total company selling and administrative and research and development expenses were $52 million for the fourth quarter of 2011. This compares to overhead expense for the same time period last year of $38 million. The year-over-year increase was driven by $9 million of the pension related charges with the remainder of the increase primarily driven by the previously existing overhead and the amortization of intangible assets acquired from our acquisitions.

Outlook

The International Monetary Fund (IMF) in its latest report dated January 24, 2012, projected world output to expand by approximately 3.25 percent in 2012. This projection represents the second time since June 2011 they have reduced their numbers as the global recovery continues to move at a slower pace. The IMF highlighted that downside risks have intensified globally over the past few months. Additionally, they are now projecting a mild recession in Europe as a result of the continued European debt crisis. Also noting the slowdown in Europe, The European Steel Association’s February 3, 2012 report stated that they expect recessionary conditions to continue throughout 2012.

According to the World Steel Association, total steel production declined approximately 5 percent from the third quarter to the fourth quarter in 2011, with Europe accounting for much of the decline. GrafTech also saw an impact in the fourth quarter sales to steel producers in that region as a number of our customers reduced their production levels, closed furnaces and executed sizeable layoffs. Historically, GrafTech has had approximately 30 percent of total company annual sales in Europe.

As a result of the above, we are expecting lower sales volume of graphite electrodes compared to last year in our Industrial Materials business. Our 2012 graphite electrode book building continues to lag behind prior years, especially in Europe, as customers continue to assess their 2012 requirements. In addition, some customers in Europe have carry over inventory of electrodes due to their low production rates in the fourth quarter, however we expect the average price of all the grades of electrodes we sell to be up 10 to 15 percent, which will help offset cost pressures.

In our Engineered Solutions business we have also felt the slowdown in the European region and in the solar sector. Globally, the solar industry continued to reduce production and is expected to be at levels significantly below 2011. Recovery in solar is not expected until late 2012 or 2013.

Considering the above economic conditions, we are targeting 2012 EBITDA to be in the range of $250 million to $290 million. We expect that the first quarter will be our weakest with EBITDA targeted to be in the range of $35 million to $45 million due primarily to the low steel production rates in the fourth quarter causing customers to carry extra graphite electrode inventory into the first quarter of 2012.

In summary, our expectations for 2012 are as follows:

  EBITDA targeted in the range of $250 million to $290 million;
  Overhead expense (selling and administrative, and research and development expenses) of approximately $170 million;
  Interest expense in the range of $18 million to $22 million;
  Capital expenditures of approximately $140 million to $160 million;
  Depreciation expense of approximately $95 million;
  An effective tax rate in the range of 23 percent to 25 percent;
  Cash flow from operations in the range of $140 million to $170 million; and
  Fully diluted share count of approximately 145 million shares.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and petroleum needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, defense, petrochemical and other metals markets. We operate 19 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2012; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; future operational performance; strategic plans; stock repurchase plans; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency; capital expenditures; future prices and demand for our products; product quality; the impact of acquired businesses; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, production levels and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; depreciation and amortization expenses and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2011 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2010	At December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,096	$12,429
Accounts and notes receivable, net of allowance for doubtful accounts of $3,892 at December 31, 2010 and $4,153 at December 31, 2011	179,755	253,151
Inventories	340,418	444,062
Prepaid expenses and other current assets	12,615	22,308
Total current assets	545,884	731,950

Property, plant and equipment	1,328,004	1,431,432
Less: accumulated depreciation	635,530	654,548
Net property, plant and equipment	692,474	776,884
Deferred income taxes	6,746	7,931
Goodwill	499,238	498,681
Other assets	168,841	152,920
Total assets	$1,913,183	$2,168,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,930	$74,280
Short-term debt	155	14,168
Accrued income and other taxes	30,019	44,330
Supply chain financing liability	24,959	29,930
Other accrued liabilities	95,580	114,545
Total current liabilities	220,643	277,253

Long-term debt	275,799	387,624
Other long-term obligations	114,728	131,300
Deferred income taxes	72,287	32,245

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,063,197 shares issued at December 31, 2010 and 149,861,081 shares issued at December 31, 2011	1,491	1,499
Additional paid-in capital	1,782,859	1,798,161
Accumulated other comprehensive loss	(235,758)	(261,937)
Accumulated deficit	(203,941)	(50,757)
Less: cost of common stock held in treasury, 4,081,134 shares at December 31, 2010 and 6,265,114 at December 31, 2011	(113,942)	(146,041)
Less: common stock held in employee benefit and compensation trusts, 76,259 shares at December 31, 2010 and 75,807 shares at December 31, 2011	(983)	(981)
Total stockholders’ equity	1,229,726	1,339,944
Total liabilities and stockholders’ equity	$1,913,183	$2,168,366

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Net sales	$281,239	$347,984	$1,006,993	$1,320,184
Cost of sales	213,423	264,276	717,742	995,638
Gross profit	67,816	83,708	289,251	324,546

Research and development	3,241	5,120	12,202	13,976
Selling and administrative expenses	34,431	47,285	119,009	144,561
Operating income	30,144	31,303	158,040	166,009

Equity in losses (earnings) of, write-down of investment in and gain recorded on acquisition of non-consolidated affiliate	(12,174)	-	(14,500)	-
Other (income) expense, net	(3,024)	(299)	(4,768)	4,835
Interest expense	2,013	4,527	5,076	18,307
Interest income	(105)	(61)	(1,333)	(424)

Income before benefit from income taxes	43,434	27,136	173,565	143,291
Benefit from income taxes	(29,489)	(29,919)	(1,095)	(9,893)
Net income	$72,923	$57,055	$174,660	$153,184

Basic income per common share:
Net income per share	$0.57	$0.39	$1.42	$1.06
Weighted average common shares outstanding	128,863	144,642	122,621	145,156

Diluted income per common share:
Net income per share	$0.56	$0.39	$1.41	$1.05
Weighted average common shares outstanding	129,816	145,678	123,453	146,402

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Cash flow from operating activities:
Net income	$72,923	$57,055	$174,660	$153,184
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	13,489	21,271	42,664	81,953
Deferred income tax benefit	(32,165)	(49,873)	(29,028)	(45,053)
Equity in losses (earnings) of, write-down of investment in and gain recorded on acquisition of non-consolidated affiliate	(12,174)	-	(14,500)	-
Post-retirement and pension plan changes	8,334	24,062	11,088	27,184
Currency gains	(2,867)	(577)	(7,153)	(1,463)
Stock-based compensation, including incentive compensation paid in company stock	2,402	2,856	7,355	8,910
Interest expense	1,200	2,948	2,620	11,607
Other charges (credits), net	3,234	(4,280)	4,299	(11,201)
Decrease (increase) in working capital*	37,377	(2,768)	(41,790)	(142,587)
Increase in long-term assets and liabilities	(858)	(3,393)	(5,293)	(5,937)
Net cash provided by operating activities	90,895	47,301	144,922	76,597

Cash flow from investing activities:
Capital expenditures	(34,594)	(54,598)	(86,049)	(156,616)
Loan repayment from non-consolidated affiliate	-	-	6,000	-
(Payments) proceeds from derivative instruments	(2,087)	6,640	(1,109)	14,412
Cash paid for acquisitions net of cash acquired of $8,240	(241,204)	(14,010)	(241,204)	(20,510)
Other	1,064	320	810	748
Net cash used in investing activities	(276,821)	(61,648)	(321,552)	(161,966)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	18	(4,014)	(850)	14,016
Revolving Facility borrowings	165,000	407,000	165,000	584,000
Revolving Facility reductions	(35,000)	(358,000)	(35,000)	(482,000)
Principal payments on long-term debt	-	(44)	(56)	(222)
Supply chain financing	(501)	7,927	10,555	4,970
Proceeds from exercise of stock options	2,767	111	3,901	2,028
Purchase of treasury shares	(249)	(30,257)	(1,431)	(30,940)
Excess tax benefit from stock-based compensation	905	(2,051)	1,864	(946)
Long-term financing obligations	(291)	(21)	(1,148)	(457)
Revolver facility refinancing cost	(85)	(4,988)	(4,595)	(4,988)
Net cash provided by financing activities	132,564	15,663	138,240	85,461

Net (decrease) increase in cash and cash equivalents	(53,362)	1,316	(38,390)	92
Effect of exchange rate changes on cash and cash equivalents	(45)	(227)	1,305	(759)
Cash and cash equivalents at beginning of period	66,503	11,340	50,181	13,096
Cash and cash equivalents at end of period	$13,096	$12,429	$13,096	$12,429

* Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$2,529	$(13,548)	$(39,780)	$(68,462)
Effect of factoring of accounts receivable	-	-	(1,115)	-
Inventories	25,333	(35,188)	(13,641)	(111,395)
Prepaid expenses and other current assets	1,135	3,268	(1,719)	(2,082)
Restructuring payments	(185)	-	(809)	-
Increase in accounts payables and accruals	8,292	42,356	15,029	39,097
Increase in interest payable	273	344	245	255
Decrease (increase) in working capital	$37,377	$(2,768)	$(41,790)	$(142,587)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Net sales:
Industrial Materials	$234,498	$296,603	$833,892	$1,132,194
Engineered Solutions	46,741	51,381	173,101	187,990
Total net sales	$281,239	$347,984	$1,006,993	$1,320,184

Segment operating income:
Industrial Materials	$26,232	$38,083	$140,217	$158,547
Engineered Solutions	3,912	(6,780)	17,823	7,462
Total segment operating income	$30,144	$31,303	$158,040	$166,009

Operating income margin:
Industrial Materials	11.2%	12.8%	16.8%	14.0%
Engineered Solutions	8.4%	-13.2%	10.3%	4.0%
Total operating income margin	10.7%	9.0%	15.7%	12.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA* Reconciliation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Net sales	$281,239	$347,984	$1,006,993	$1,320,184

Net income	$72,923	$57,055	$174,660	$153,184
Add:
Income taxes	(29,489)	(29,919)	(1,095)	(9,893)
Equity in losses (earnings) of, write-down of investment in and gain recorded on acquisition of non-consolidated affiliate	(12,174)	-	(14,500)	-
Other (income) expense, net	(3,024)	(299)	(4,768)	4,835
Interest expense	2,013	4,527	5,076	18,307
Interest income	(105)	(61)	(1,333)	(424)
Depreciation and amortization	13,324	21,033	42,002	80,998
EBITDA	$43,468	$52,336	$200,042	$247,007

Excluding Mark to Market Adjustment	7,369	22,263	7,369	22,263
EBITDA adjusted	$50,837	$74,599	$207,411	$269,270

*Non-GAAP financial measures. Please see GrafTech’s SEC filing for description of pension related Mark to Market accounting treatment.

NOTE ON EBITDA RECONCILIATION: EBITDA and EBITDA adjusted (EBITDA measures) is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Operating Income* Reconciliation
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Total Company
Operating income	$30,144	$31,303	$158,040	$166,009
Mark to Market Pension Adjustment	7,369	22,263	7,369	22,263
Adjusted Operating Income	$37,513	$53,566	$165,409	$188,272

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Industrial Materials
Operating income	$26,232	$38,083	$140,217	$158,547
Mark to Market Pension Adjustment	4,910	11,261	4,910	11,261
Adjusted Operating Income	$31,142	$49,344	$145,127	$169,808

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Engineered Solutions
Operating income	$3,912	$(6,780)	$17,823	$7,462
Mark to Market Pension Adjustment	2,458	11,002	2,458	11,002
Adjusted Operating Income	$6,370	$4,222	$20,281	$18,464

*Non-GAAP financial measures. Please see GrafTech’s SEC filing for description of pension related Mark to Market accounting treatment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Income* Reconciliation
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2011	2010	2011

Total Company
Net Income	$72,923	$57,055	$174,660	$153,184
Valuation Allowance Release	(32,597)	(26,463)	(32,597)	(26,463)
Mark to Market Pension Adjustment (after tax)	$6,055	$14,238	$6,055	$14,238
Adjusted Net Income	$46,381	$44,830	$148,118	$140,959

*Non-GAAP financial measures. Please see GrafTech’s SEC filing for description of pension related Mark to Market accounting treatment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation
	At December 31, 2010	At December 31, 2011

Long-term debt	$275,799	$387,624
Short-term debt	155	14,168
Supply chain financing	24,959	29,930
Total debt	$300,913	$431,722

Less:
Cash and cash equivalents	13,096	12,429
Net Debt	$287,817	$419,293

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes cash and cash equivalents from net debt. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Anita Fontana, Manager, Investor Relations, 216-676-2000